INDIVIDUAL CONSULTING SERVICES AGREEMENT
THIS INDIVIDUAL CONSULTING SERVICES AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2024 (“Effective Date”), by and between Alignment Healthcare USA, LLC, a Delaware Limited Liability Company (the “Company”) and Jeffrey H. Margolis, DBA Margolis Enterprises, LLC (“Consultant”).
R E C I T A L S
A.The Company desires to retain Consultant to provide certain advisory services relating to the business of the Company as described in Exhibit A and such other services that are reasonably requested by the Company; and
B.Consultant is willing to provide the consulting services requested by the Company pursuant to the terms and conditions set forth herein.
A G R E E M E N T
In consideration of the above Recitals and the mutual covenants, agreements, representations and warranties contained herein, and subject to the following terms and conditions, the parties agree as follows:
1.Services and Records.
1.1Scope of Consultant’s Services. Consultant shall provide consulting services to the Company as specified on Exhibit A. Consultant shall devote as much time as is necessary or appropriate to perform the consulting services.
1.2Method of Performing Services. Consultant shall provide the consulting services to the Company promptly upon request by the Company during the term of this Agreement. Consultant shall report to the Chief Executive Officer of the Company or any other representative of the Company designated in writing by the Chief Executive Officer (in each case, a “Representative”).
1.3Place of Work. Consultant’s performance under this Agreement shall be primarily rendered in adequate work and administrative space secured by Consultant at Consultant’s expense.
1.4Amount of Work. The Consultant and the Company agree that the Consultant shall be available to deliver services as described in Exhibit A.
1.5Books and Records. The books, accounts and records of each party shall be so maintained as to clearly and accurately disclose the services and transactions contemplated by this Agreement. All books, accounts and records shall be subject to the applicable regulatory requirements.

2.Term and Termination.
2.1Term. This Agreement shall commence on the Effective Date and shall continue month-to-month until terminated pursuant to the terms of this Agreement.
2.2Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows:
(a)By mutual agreement of the parties;
(b)By the Company if Consultant (i) materially fails to provide the consulting services as specified on Exhibit A or (ii) materially breaches any other term of this Agreement, in each case effective thirty (30) days after delivery of written notice of such material failure or breach by Company to the Consultant if the Consultant has not cured such failure or breach by such time;
(c)By the Company in the event of a Change of Control; or
(d)By either the Company or Consultant with or without cause effective at any time on or after June 30, 2026 as specified in prior written notice delivered to the other party.

For purposes of this Agreement, “Change of Control” has the meaning set forth in the Alignment Healthcare, Inc. 2021 Equity Incentive Plan (the “Equity Plan”)
3.Consideration and Payments.
3.1Compensation for Consulting Services. As compensation for Consultant’s services, commitments and covenants under this Agreement, the Company shall pay to Consultant the compensation set forth on Exhibit B.
3.2Reimbursement of Expenses. The Company shall reimburse Consultant for reasonable expenses incurred by Consultant on behalf of the Company in connection with the services hereunder and approved by the Representative on behalf of the Company. Consultant shall maintain adequate documentation supporting all expenses and shall present documentation to the Company for all expenses for which Consultant seeks reimbursement from the Company.
3.3Payments. The Company shall pay to Consultant the cash compensation described in Section 3.1 no later than the 20th calendar day of the month following the end of each calendar month. The Company shall reimburse the expenses described in Section 3.2 no later than the 20th calendar day of the month following the month in which such expense is submitted for reimbursement.
4.Confidential Information. Commencing on the Effective Date, Consultant shall not disclose or reveal to any persons or entities any of the Confidential Information (or any information derived therefrom) for any purpose. Consultant shall not use any of the Confidential Information (or any information derived therefrom) for any purpose, except for Consultant’s use (and not any third party’s use) as necessary in the ordinary course of performing the services hereunder. Consultant shall not remove from the Company’s premises, except for Consultant’s use (and not any third party’s use) as necessary in the ordinary course of performing the services hereunder, any document or other media or tangible items that contain or embody Confidential Information in any way, whether or not such materials have been prepared by Consultant. “Confidential Information” includes (i) all information relating to the Company’s business (such as drawings, designs, specifications, data, manuals, know-how, formulas, computer software, algorithms, data structures, scripts, application programming interfaces, protocols, processes, ideas, inventions (whether patentable or not), patents, patent applications, trade secrets, Works, Proprietary Rights, schematics and other technical, business, financial, customer and product related plans, forecasts, strategies, and client, customer or vendor lists and information), (ii) all material, non-public information, materials or data in any form, or whether oral, written, graphic, electronic, visual or fixed in any tangible medium of expression which Consultant knows or has reason to know is confidential to the Company, (iii) the Company’s trade secrets, know how, current and future business and marketing plans, strategies, models, methods and practices, historical or prospective financial information, budgets, cost and expense data, rate or pricing information and data, marketing information, health care benefits or benefit designs, employee and employment-related information, records and contracts, patient, client, customer or health plan member information which contains personally-identifiable health, medical or contact (including names, addresses, telephone numbers and social security numbers) information, (iv) the Company’s technology, inventions (whether or not patented), computer programs, source or object codes, algorithms, technical drawings, schematics, formulae and technology plans and specifications and (v) all information that is developed, created or discovered by Consultant, either individually or in collaboration with others, in providing the services hereunder. Confidential Information does not include information that Consultant demonstrates to the Company’s satisfaction, by written evidence, (i) is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant, or (ii) was already properly known to Consultant (other than in connection with this Agreement) without any restriction on use or disclosure at the time of the Company’s disclosure to Consultant. Notwithstanding anything else, the existence and terms of this Agreement shall be deemed and treated as Confidential Information. Consultant shall hold the Confidential Information in strict confidence and to take all reasonable steps to protect the confidentiality of the Confidential Information. The Company acknowledges that (a) Consultant is an experienced health care industry professional and may be in possession of confidential information of other third parties, (b) Consultant is able to perform the consulting services pursuant to this Agreement without disclosing confidential information of other third parties, and (c) the Company does not wish and will not request Consultant to disclose confidential information of other third parties.

5.Intellectual Property/Ownership of Works. Consultant agrees that any and all software, designs, processes, improvements, techniques, formulas, procedures, ideas, innovations, inventions, systems, know-how, data, documentation, illustrations, literary properties, original works of authorship, derivative works, and other work product, whether patentable or not, conceived, developed, written, or contributed by Consultant, either individually or in collaboration with others, in connection with providing the services hereunder (collectively “Works”) are the sole property of the Company. All right, title, and interest in, to, or based on the Works including, without limitation, all patent rights, copyrights, mask work rights, trademark rights, and all other present and future intellectual and industrial property rights of any kind anywhere in the world (collectively, “Proprietary Rights”) shall belong exclusively to the Company; and the Works shall constitute “works made for hire.” The Company shall have the exclusive right to register any copyrights, trademarks or patents in any or all Works in its name as owner and author. Consultant agrees to communicate all Works to the Company as promptly and fully as practicable. Consultant hereby irrevocably assigns and agrees to irrevocably assign to the Company, without further consideration, all right, title and interest that Consultant may presently have or acquire, free and clear of all liens and encumbrances, in and to all the Works, and all Proprietary Rights therein. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary by the Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Proprietary Rights and the assignments and licenses granted herein. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for or on behalf and instead of Consultant to accomplish the foregoing, which appointment is coupled with an interest. Consultant’s obligations under this Section 5 only apply to Works and Proprietary Rights conceived, developed, written or contributed by Consultant during the term of this Agreement.

6.Mutual Non-Disparagement. During the term of this Agreement and thereafter, Consultant shall not make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remark, comment or statement concerning the Company or its affiliates, or their respective predecessors and successors, or any of the current or former directors, employees, officers, managers, shareholders, partners, members, agents or representatives of any of the foregoing (the “Company Protected Persons”) to the extent such statement could be reasonably likely to harm or damage the business, reputation, goodwill and/or financial position of any of the Company Protected Persons. In addition, during the term of this Agreement and thereafter, the Company shall not make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remark, comment or statement concerning Consultant or its affiliates, or their respective predecessors and successors, or any of the current or former directors, employees, officers, managers, shareholders, partners, members, agents or representatives of any of the foregoing (the “Consultant Protected Persons”) to the extent such statement could be reasonably likely to harm or damage the business, reputation, goodwill and/or financial position of any of Consultant or Consultant Protected Persons. The foregoing, with respect to Consultant and the Company as the case may be, shall include, without limitation, any such remark, comment or statement made on social media, in press releases, or in communications with investors, clients, vendors or industry professionals. Notwithstanding the foregoing, nothing herein shall or shall be deemed to prevent or impair either the Company or Consultant from (i) testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or (ii) making good faith statements in the good faith performance of its duties for the Company or Consultant or their respective affiliates.
7.Status As Independent Contractor. The parties are entering into this Agreement as independent contractors and no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement.
7.1Taxes. The Company shall pay Consultant directly, without deductions of any kind whatsoever, all monies which may become due and payable hereunder, as, when, and to the extent those payments become payable. With respect to those payments, Consultant shall have the entire responsibility to discharge all the obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers’ compensation, disability pensions and tax withholdings.
7.2Authority. Consultant is not authorized to bind the Company or to incur any obligation or liability on behalf of the Company except as expressly authorized by the Company in writing.
7.3Benefits. Consultant acknowledges that the Company shall not be providing health insurance, retirement plan contributions, workers’ compensation or other benefits to Consultant’s employees and Consultant shall be solely responsible for providing these benefits.
7.4Methods. Except as otherwise provided herein, Consultant shall be free to pursue whatever means Consultant chooses, including staffing of matters with Consultant’s employees as Consultant sees fit, in performing the services described herein. The Company recognizes that this is not an exclusive agreement and Consultant may perform services for other parties.
8.General Provisions.
8.1Notices. Except as otherwise provided for herein, all notices and other communications provided for hereunder shall be in writing (including electronic mail) and mailed (via registered or certified mail), telecopied or delivered:

if to the Company, at:
Alignment Healthcare USA, LLC
1100 Town & Country Road, Suite 1600
Orange, California 92868
Attention: Chief Legal Officer
Email: [ * * * ]

and if to Consultant, at:
Margolis Enterprises, LLC.
[ * * * ]
Email: [ * * * ]

or, as to each party, at any other address as designated by that party in a written notice to the other party. All notices and communications shall be deemed to have been validly served, given or delivered (i) if personally delivered, upon receipt or refusal to accept delivery, (ii) if sent by a commercial overnight courier for delivery on the next business day, on the first business day after deposit with such courier service (or the second business day if sent to an address not in the United States), (iii) if sent by registered or certified mail, three days after deposit thereof in the United States mail, or (iv) if sent by electronic mail, one business day after transmission when directed to the appropriate e-mail address (provided that the party giving notice must verify the e-mail address of the recipient prior to transmission).
8.2Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument, respectively. This Agreement may be transmitted for reproduction and execution by any means now known or hereafter devised, including electronic file transmission, may be converted from its original software program to another and/or printed on different paper formats or in different fonts, any or all of which may result in variations to the pagination and appearance of the counterpart versions of this Agreement. The execution and delivery of counterparts of this Agreement by electronic file transmission or by original manual signature, regardless of the means or any such variation in pagination or appearance, shall be binding upon the parties executing this Agreement. Any party delivering an executed counterpart of this Agreement by electronic file transmission shall also deliver a manually executed counterpart of this Agreement to each other party, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.
8.3Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by both parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining consent for the same or similar acts in the future.
8.4Severability. Each provision of this Agreement is intended to be severable. If any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, the provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained in this Agreement. If the condition, covenant or other provision shall be deemed invalid due to its scope or breadth, the covenant, condition or other provision shall be deemed valid to the extent of the scope or breadth permitted by law.
8.5Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. Each party acknowledges and consents to the personal jurisdiction of the State and Federal courts in the State of California with respect to any action or proceeding arising out of or in connection with any provision of this Agreement.
8.6Forum and Venue. The State of California shall be the sole and exclusive forum for any claim or suit between or among the parties involving this Agreement or any transactions contemplated hereby or thereby. All claims or suits shall be filed only in Orange County, California, which shall be the sole and exclusive venue for all matters.
8.7Remedies. Each party acknowledges and agrees that any breach or threatened breach of this Agreement may result in irreparable harm to the non-breaching party for which there is no adequate remedy at law. In the event of such a breach or threatened breach, the non-breaching party shall be entitled to seek injunctive relief in addition to any other rights or remedies available at law or in equity.

8.8Survival. Notwithstanding any termination or expiration of this Agreement, the following provisions shall survive and remain in full force and effect: Section 4 (Confidential Information), Section 5 (Intellectual Property/Ownership of Works), Section 6 (Non-Disparagement) and Section 7 (Status as Independent Contractor).
8.9Assignability. Because the Company has agreed to retain the services of Consultant based on an investigation of Consultant’s capabilities, the importance of Consultant’s services to the ongoing business of the Company and the relationship that has evolved between the parties, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process or otherwise), in whole or in part, by Consultant without the prior written consent of the Company. Any attempt at such an assignment without such consent shall be void and, at the option of the Company, shall be an incurable breach of this Agreement resulting in the immediate termination of this Agreement.
8.10Entire Agreement. This Agreement, with its exhibits, constitutes the entire agreement between the parties governing the subject matter of this Agreement. This Agreement replaces any prior written or oral communications or agreements between the parties relating to the subject matter of this Agreement. The headings and titles within this Agreement are for convenience only and are not part of the Agreement.
8.11Further Assurances. In addition to the documents and instruments to be delivered as provided in this Agreement, each of the parties shall, from time to time at the request of the other party, execute and deliver to the other party such other documents and shall take any other action that may be necessary or proper to more effectively carry out the terms of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.
COMPANY:
ALIGNMENT HEALTHCARE USA, LLC,
a Delaware limited liability company

By: /s/ John Kao
John Kao, Chief Executive Officer

CONSULTANT:
/s/ Jeffrey H. Margolis
Jeffrey H. Margolis, Managing Member
Margolis Enterprises, LLC.

EXHIBIT A
Consulting Services to be Provided
Consultant shall perform the following services and assistance with respect to the Company’s business:
A.Serve as an advisor to the Company’s Chief Executive Officer, Chief Information Officer and other members of the Company’s information security team with respect to information technology, artificial intelligence and related matters.
B.Consultant will perform the consulting services as requested by the Company, provided that Consultant will not be required to provide services for more than 10 hours per calendar month except by mutual consent.

EXHIBIT B
Fee Arrangement for Consulting Services
In exchange for the consulting services to be performed by Consultant under this Agreement, Consultant shall receive the following compensation:
1.Cash Compensation. (a)a one-time payment of $18,333.00 payable on the Effective Date and (B) a monthly retainer of (i) $9,167.00 for each month beginning September 2024 and ending February 2025, (ii) $21,667 for each month beginning March 2025 and ending February 2026, and (iii) $18,542.00 for each month beginning March 2026 and ending June 2026. Monthly retainers payable hereunder shall be due on the first day of the month and paid no later than the 10th day of such month.
2.Existing Awards. Equity awards currently outstanding as of the date of this Agreement (“Existing Awards”) will continue to vest during the term of this Agreement according to the terms set forth in the applicable equity award agreement and the Equity Plan.
3.Change of Control. In the event the Agreement is terminated as a result of a Change of Control (A) on or after March 1, 2025 but prior to March 1, 2026, Consultant shall receive a one-time cash payment equal to (i) $12,500.00 times (ii) the number of months from the 1st day of the month immediately following consummation of the Change of Control through February 28, 2026 and (B) on or after March 1, 2026 but prior to June 30, 2026, Consultant shall receive a one-time cash payment equal to (i) $9,375.00 times (ii) the number of months from the 1st day of the month immediately following consummation of the Change of Control through June 30, 2026.